Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

LTN STAFFING, LLC (d/b/a BG Staffing),

as Buyer,

INSTAFF HOLDING CORPORATION AND INSTAFF PERSONNEL, LLC,

together, as the Sellers,

and, solely for the purposes set forth therein, North Texas Opportunity Fund, L.P., Randy Burkhart, Beth Garvey, Arthur Hollingsworth and John Lewis,

collectively, as the Selling Persons

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Table of Contents

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Table of Contents

(continued)

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 28, 2013, is made and entered into by and among LTN Staffing, LLC (d/b/a BG Staffing), a Delaware limited liability company (“Buyer”), InStaff Holding Corporation, a Texas corporation (“InStaff Holding”), and InStaff Personnel, LLC, a Texas limited liability company and a wholly-owned subsidiary of InStaff Holding (“InStaff Personnel” and together with InStaff Holding, the “Sellers”), and solely for the purposes stated herein, North Texas Opportunity Fund, L.P., a Texas limited partnership (“NTOF”), Randy Burkhart, an individual resident of the State of Texas, Beth Garvey, an individual resident of the State of Texas, Arthur W. Hollingsworth, an individual resident of the State of Texas, and John Lewis, an individual resident of the State of Texas (collectively, the “Selling Persons”). An index of defined terms is included in Section 7.12.

WHEREAS, the business of the Sellers is to provide employment and temporary staffing services to light industrial customers (such business, the “Business”);

WHEREAS, the Sellers desire to sell certain of the assets that are used in connection with the Business, and Buyer desires to purchase such assets from the Sellers, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Selling Persons will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and as a condition and inducement to Buyer’s execution and delivery hereof, Buyer has required that the Selling Persons agree to the noncompetition and nonsolicitation provisions set forth in Article VI.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
Purchase of Assets

1.1           Purchase of Assets. Pursuant to the terms and subject to the conditions set forth herein, at the Closing, the Sellers shall sell, transfer, assign and deliver the Assets to Buyer, and Buyer shall purchase and take the Assets from the Sellers. Subject to the provisions of Section 1.2, the “Assets” means certain tangible and intangible assets used in, generated by or associated with the Business, and specifically includes:

(a)          all fixed assets of the Sellers, including all personal property, office equipment, computers, phone systems, computer equipment, furniture, fixtures and leasehold improvements;

(b)          all Intellectual Property of the Sellers with respect to the Business, including the Intellectual Property listed on Schedule 2.16;

(c)          the current assets of the Sellers, which are reflected on Schedule 1.7(a), including the Acquired Accounts Receivable, or which otherwise have been used for purposes of calculating the Adjusted Net Working Capital (collectively, the “Acquired Current Assets”), but excluding the Excluded Accounts Receivable, the Sellers’ cash and the other items specifically listed as excluded from the target net working capital calculation on Schedule 1.7(a) (collectively, the “Excluded Current Assets”);

(d)          all right, title and interest under each of the Customer Contracts, which are listed on Schedule 1.1(d);

(e)          all right, title and interest under each of the Temporary Personnel Contracts, which are listed on Schedule 1.1(e);

(f)          all right, title and interest under each of the other Contracts listed on Schedule 1.1(f) (collectively, the Contracts listed on Schedules 1.1(d), 1.1(e) and 1.1(f), the “Assumed Contracts”);

(g)          all goodwill related to the Business;

(h)          all right, title and interest in the Sellers’ trade name “InStaff” and any derivations thereof;

(i)          all Permits used in connection with the Business, including the Permits listed on Schedule 2.11;

(j)          all of the shares of common stock and preferred stock of Temporary Services Insurance Ltd. (“TSIL”) that are owned by the Sellers;

(k)          all cash and cash equivalents deposited by Sellers with JPMorgan Chase Bank, N.A. pursuant to and in accordance with the Payment Card Issuance Agreement between InStaff Personnel and JPMorgan Chase Bank, N.A. (such amounts, collectively, the “JPM Payment Card Cash”); and

(l)          all Records and data used by the Sellers in connection with the Business, including customer lists and Records, resumes, temporary personnel lists and Records, billable staffing contractor lists and Records, referral sources, research and development reports and Records, payroll and billing reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, personnel Records and Records relating to Staff Employees and Temporary Personnel, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records.

1.2           Excluded Assets. Notwithstanding the provisions of Section 1.1, it is hereby expressly acknowledged and agreed that the Assets shall not include (a) any interest in any Real Property, other than the Sellers’ interest as tenant under the lease agreements for the InStaff Offices pursuant to and in accordance with the Lease Assignments, (b) any Employee Benefit Plan (and any asset of any Employee Benefit Plan), and (c) the Excluded Current Assets, including the Excluded Accounts Receivable and the Sellers’ cash (other than the JPM Payment Card Cash which is being acquired by Buyer pursuant to Section 1.1(k)) (collectively, the assets specifically excluded pursuant to this Section 1.2, the “Excluded Assets”).

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1.3           Assumed Liabilities. At the Closing, Buyer will only assume (i) the current liabilities of the Sellers, which are specifically reflected on Schedule 1.7(a), or which otherwise have been specifically used for purposes of calculating the Adjusted Net Working Capital (collectively, the “Acquired Current Liabilities”), but excluding Indebtedness, the Sellers’ accrued monitoring fees, and the other items listed as excluded from the target net working capital calculation on Schedule 1.7(a) (collectively, the “Excluded Current Liabilities”); (ii) the Sellers’ future performance obligations relating to the operation of the Business after the Closing under the Sellers’ TSIL workers’ compensation insurance program; (iii) the Sellers’ future performance obligations relating to the operation of the Business after the Closing under the Assumed Contracts and any Liabilities arising under such Assumed Contracts with respect to any breaches of such Contracts occurring after the Closing or any damages to third Persons resulting from acts, omissions or events occurring after the Closing; and (iv) Transfer Taxes and Property Taxes as provided in Section 4.6 and Section 4.7, respectively; provided, however, that Buyer shall not assume any Liabilities under the Assumed Contracts with respect to any breaches of the Assumed Contracts occurring on or before the Closing or any damages to third Persons resulting from acts, events or omissions occurring on or before the Closing, in either case, whether or not known by the Sellers as of the Closing (collectively, the Liabilities specifically assumed pursuant to this Section 1.3, the “Assumed Liabilities”).

1.4           Excluded Liabilities. It is understood and agreed that, other than the Assumed Liabilities specifically set forth in Section 1.3, Buyer is not assuming, and the Sellers shall retain, any and all Liabilities of the Sellers, including the following Liabilities (collectively, the “Excluded Liabilities”): (a) Excluded Current Liabilities, including the Sellers’ accrued monitoring fees and the other items listed as excluded from the target net working capital calculation on Schedule 1.7(a); (b) Liabilities in respect of any of the Assets (other than the Assumed Contracts) or the Excluded Assets; (c) Liabilities relating to Litigation; (d) Liabilities relating to Indebtedness; (e) Liabilities relating to loans or payables to the Selling Persons or any Liabilities of the Selling Persons; (f) except for Taxes included as an Assumed Liability and Transfer Taxes and Property Taxes as provided in Section 4.6 and Section 4.7, respectively, Liabilities (i) relating to Taxes of the Sellers for any taxable period, whether before or after the Closing Date; (ii) relating to Taxes of the Sellers or of the Selling Persons arising out of or resulting from the use, ownership or operation of the Assets or the Business by the Sellers prior to the Closing Date or the consummation of the transactions contemplated by this Agreement; (iii) of the Sellers or the Selling Persons for unpaid Taxes of any Person as a successor or transferor (other than Buyer) or under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law); or (iv) of the Sellers due or payable pursuant to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement with respect to Taxes; (g) Liabilities related to the Sellers’ or any Selling Person’s transaction fees and expenses contemplated in Section 4.4 or otherwise; (h) Liabilities related to any Employee Benefit Plan; (i) Liabilities related to any Real Property, except for Liabilities specifically assumed pursuant to and in accordance with the Lease Assignments; (j) Liabilities relating to any current or former Staff Employee or Temporary Personnel or current or former group of Staff Employees or Temporary Personnel, except as otherwise set forth in this Agreement; (k) undisclosed Liabilities; and (l) any other Liability that is not an Assumed Liability.

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1.5           Consideration. Buyer is assuming the Assumed Liabilities and agrees to pay the Sellers an aggregate of $9,000,000, subject to adjustment as provided in Section 1.7 (the “Purchase Price”), of which the parties agree that $8,500,000 will constitute consideration for the acquisition of the Assets from the Sellers and $500,000 will constitute consideration for the Sellers and the Selling Persons entering into the agreements and covenants set forth herein, including Article VI. The Purchase Price shall be paid at Closing as follows: (i) subject to adjustment pursuant to Section 4.7(c), $7,750,000 shall be paid to InStaff Holding by wire transfer of immediately available funds to the account(s) specified in Schedule 1.5, (ii) $250,000 shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and will be held and distributed in accordance with the terms of the Escrow Agreement to satisfy any adjustments to the Purchase Price in favor of Buyer pursuant to Section 1.7; (iii) $700,000 shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and will be held and distributed in accordance with the terms of the Escrow Agreement as a source of payment for (1) Liabilities relating to that certain Federal Tax Lien on the assets of InStaff Personnel WC LLC as filed with the Texas Secretary of State on August 29, 2011 (File No. 11-0025342583) and as filed with the County Clerk of Collin County Texas on August 26, 2011 (File No. 20110826000906540), (2) Liabilities relating to Tennessee business taxes with respect to the operation of the Business prior to the Closing Date, and (3) any Tax Losses and (iv) $300,000 shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of the Escrow Agreement as source of payment for the amount of Taxes, if any, necessary to be paid to the Governmental Authorities of Texas and New Mexico to obtain the issuance of the Texas & New Mexico Tax Clearance Certificates.

1.6           Earn-Out.

(a)          With respect to the period of time beginning on (and including) the Closing Date and ending on (and including) May 25, 2014 (such period of time, “Year One”), the Sellers will collectively be entitled to the following amount (if any) based upon the Gross Profit for Year One (any such payment, an “Earn-Out Payment”):

(i)          if the Gross Profit for Year One is less than $6,708,652, then the Sellers will not be entitled to any Earn-Out Payment for such period of time; or

(ii)         if the Gross Profit for Year One is greater than or equal to $6,708,652, then the Sellers will collectively be entitled to receive an Earn-Out Payment for such period of time that is equal to $500,000.

(b)          With respect to the period of time beginning on (and including) May 26, 2014 and ending on (and including) May 24, 2015 (such period of time, “Year Two”), the Sellers will collectively be entitled to an Earn-Out Payment (if any) based upon the Gross Profit for Year Two:

(i)          if the Gross Profit for Year Two is less than $6,708,652, then the Sellers will not be entitled to any Earn-Out Payment for such period of time; or

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(ii)         if the Gross Profit for Year Two is greater than or equal to $6,708,652, then the Sellers will collectively be entitled to receive an Earn-Out Payment for such period of time that is equal to $500,000.

(c)          For purposes of this Section 1.6, “Gross Profit” will be calculated by Buyer in accordance with Buyer’s accounting methods, policies, practices and procedures and means, for each applicable year (e.g., Year One and Year Two), (y) the revenues received by the Business for the services performed by the Business during such year, minus (z) the costs incurred by the Business with respect to the services performed by the Business during such year, which costs will include the temporary payroll of the persons performing the services, temporary payroll taxes, temporary benefits, fees and costs associated with the Patient Protection and Affordable Care Act (also referred to as the Healthcare Reform Act), and workers’ compensation insurance costs (including losses) associated with the temporary payroll.

(d)          Each Earn-Out Payment, if any, shall be paid by Buyer to the Sellers, in the amounts and to the names and account(s) specified in Schedule 1.5, within 60 days of the last day of the applicable year (e.g., Year One and Year Two) for which such Earn-Out Payment is calculated; provided, that the conditions for payment of such Earn-Out Payment as set forth in this Section 1.6 have been satisfied and subject to the setoffs rights in Section 5.5; and provided, further, that any dispute as to the applicable Earn-Out Payment has been resolved pursuant to Section 1.6(e). For each fiscal month during Year One and Year Two, Buyer agrees to deliver to the Sellers, within 30 days after the end of such fiscal month, a statement showing the calculation of the Gross Profit (each, a “Gross Profit Statement”) for such fiscal month and the cumulative Gross Profit for the applicable year that includes such fiscal month. The Gross Profit Statement covering Year One or Year Two, as applicable, shall be referred to herein as an “Annual Gross Profit Statement”.

(e)          Procedure for Objecting to Calculation of Gross Profit. If the Sellers have not given any notice of objection with respect to an Annual Gross Profit Statement within thirty (30) days after its delivery by Buyer, then the calculation of Gross Profit for the period covered by such Annual Gross Profit Statement will be as set forth in such report. If, however, the Sellers have given a written notice of objection with respect to an Annual Gross Profit Statement specifying the items and amounts to which the Sellers are objecting within the applicable thirty (30)-day period, then Buyer and the Sellers shall attempt to resolve their differences in good faith. If Buyer and the Sellers cannot agree on appropriate changes to be made to such Annual Gross Profit Statement within thirty (30) days after the delivery of the Sellers’ objection notice to the disputed Annual Gross Profit Statement, then Buyer and the Sellers shall submit such disputed Annual Gross Profit Statement, along with the written objections of Buyer and the Sellers, to the Independent Accounting Firm. Buyer and the Sellers shall request the Independent Accounting Firm to determine only those aspects of the Annual Gross Profit Statement that are in controversy and to make the final determination in accordance with the terms of this Agreement, within thirty (30) days after the request. To the extent the Sellers give timely written notice of objection with respect to an Annual Gross Profit Statement, the calculation of Gross Profit pursuant to this Section 1.6 will be based on such Annual Gross Profit Statement taking into account any adjustments determined by the Independent Accounting Firm with respect to the matters that are in controversy. Buyer and the Sellers shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Annual Gross Profit Statement, the objections of Buyer and the Sellers and all other items reasonably requested by the Independent Accounting Firm in connection therewith. Fifty percent (50%) of the fees and disbursements of the Independent Accounting Firm will be allocated to and paid by the Sellers and fifty percent (50%) of the fees and disbursements of the Independent Accounting Firm will be allocated to and paid by Buyer.

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1.7           Purchase Price Adjustment. An adjustment amount to the Purchase Price (“Purchase Price Adjustment”), if any is due, shall be paid by the appropriate party, in the manner and at the time set forth in this Section 1.7.

(a)          Preparation of Closing Net Working Capital Statement. Within 120 days after the Closing Date, Buyer shall prepare and deliver to the Sellers a statement of the current assets and the current liabilities of the Sellers (the components of which are set forth in Schedule 1.7(a)), in each case, as of the close of business on the date immediately preceding the Closing Date (the “Closing Net Working Capital Statement”) for purposes of specifically determining the Adjusted Net Working Capital as of such time. The Closing Net Working Capital Statement will be unaudited but will be prepared in a manner consistent with the Sellers’ past accounting methods, policies, practices and procedures and in the same manner, with consistent classification and estimation methodology, as the Seller Financial Information, and in a manner consistent with the example calculation of the net working capital of the Sellers set forth in Schedule 1.7(a). During the thirty (30) days immediately following the delivery by Buyer of the Closing Net Working Capital Statement, the Sellers will have full access to copies of the working papers used to prepare the Closing Net Working Capital Statement and such other books and records and access to the Buyer’s personnel involved in preparing the Closing Net Working Capital Statement as the Sellers or their accountants may reasonably request.

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(b)          Procedure for Objecting to Calculation of Adjusted Net Working Capital. If the Sellers have not given any notice of objection with respect to the Closing Net Working Capital Statement within thirty (30) days after its delivery by Buyer, then the calculation of Adjusted Net Working Capital described in this Section 1.7 will be based on the Closing Net Working Capital Statement. If, however, the Sellers have given a written notice of objection with respect to the Closing Net Working Capital Statement specifying the items and amounts to which the Sellers are objecting within the applicable thirty (30)-day period, then Buyer and the Sellers shall attempt to resolve their differences in good faith. If Buyer and the Sellers cannot agree on appropriate changes to be made to the Closing Net Working Capital Statement within thirty (30) days after the delivery of the Sellers’ objection notice to the Closing Net Working Capital Statement, then Buyer and the Sellers shall submit the Closing Net Working Capital Statement, along with the written objections of Buyer and the Sellers, to the Independent Accounting Firm. Buyer and the Sellers shall request the Independent Accounting Firm to determine only those aspects of the Closing Net Working Capital Statement that are in controversy and to make the final determination in accordance with the terms of this Agreement, within thirty (30) days after the request. To the extent the Sellers give timely written notice of objection with respect to the Closing Net Working Capital Statement, the Purchase Price Adjustment described in this Section 1.7 will be based on the Closing Net Working Capital Statement taking into account any adjustments determined by the Independent Accounting Firm with respect to the matters that are in controversy. Buyer and the Sellers shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Closing Net Working Capital Statement, Schedule 1.7(a), the objections of Buyer and the Sellers and all other items reasonably requested by the Independent Accounting Firm in connection therewith. Fifty percent (50%) of the fees and disbursements of the Independent Accounting Firm will be allocated to and paid by the Sellers and fifty percent (50%) of the fees and disbursements of the Independent Accounting Firm will be allocated to and paid by Buyer.

(c)          Payment of Purchase Price Adjustment. Promptly, and in any event no later than the fifth (5th) Business Day, after final determination of the Adjusted Net Working Capital has been made in accordance with Section 1.7(b), the following calculations will be made and a wire transfer of immediately available funds will occur in satisfaction of the obligations hereunder, in accordance herewith and/or pursuant to the terms of the Escrow Agreement, as applicable:

(i)          If the final Adjusted Net Working Capital is less than the Target Net Working Capital, then Buyer will be entitled to a decrease in the Purchase Price equal to such shortfall amount payable to Buyer as follows. In the event of such a decrease to the Purchase Price, (A) if such decrease is equal to or less than the Adjustment Escrow Fund, then such amount will be paid to Buyer from the Adjustment Escrow Fund pursuant to a written instruction delivered by Buyer and the Sellers to the Escrow Agent, in accordance with the Escrow Agreement, or (B) if such decrease exceeds the Adjustment Escrow Fund, then Buyer and the Sellers shall deliver a written instruction to the Escrow Agent, in accordance with the Escrow Agreement, requesting that the entire Adjustment Escrow Fund be paid to Buyer, and the Sellers shall pay to Buyer an amount equal to such excess amount, in each case, by wire transfer of immediately available funds in accordance herewith and/or pursuant to the terms of the Escrow Agreement, as applicable. If the decrease is less than the Adjustment Escrow Fund, then Buyer and the Sellers shall instruct the Escrow Agent to pay the remainder of the Adjustment Escrow Fund to the Sellers as set forth below.

(ii)         If the final Adjusted Net Working Capital exceeds the Target Net Working Capital, then the Sellers will be entitled to an increase in the Purchase Price equal to such excess amount and Buyer shall pay an amount equal to such excess amount by wire transfer of immediately available funds to the Sellers.

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No later than the fifth (5th) Business Day following the calculation of the adjustments to the Purchase Price in accordance with this Section 1.7, and, if applicable, the payment of the Adjustment Escrow Fund, the entire amount of the Adjustment Escrow Fund or the remainder of the Adjustment Escrow Fund (if any), as applicable, will be paid over to the Sellers in accordance with the Escrow Agreement. Buyer and the Sellers shall cooperate in good faith in executing and delivering such joint written instructions as reasonably necessary to ensure distributions of portions of the Adjustment Escrow Fund to the party or parties entitled thereto under the terms of this Escrow Agreement and this Asset Purchase Agreement, including this Section 1.7.

1.8           Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201, or via facsimile or electronic document delivery (pdf), with originals to follow via delivery service, on the date of this Agreement (the “Closing Date”), effective as of 12:01 a.m. on the Closing Date. For the avoidance of doubt, any revenue of the Business generated on the Closing Date shall belong to Buyer. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

1.9           Closing and Post-Closing Deliveries. Contemporaneously with, and subsequent to, as applicable, the execution and delivery of this Agreement:

(a)          Buyer will pay to the Sellers the Purchase Price in accordance with Section 1.5;

(b)          the Sellers will endorse and deliver to Buyer any certificates of title and such other documents and instruments as may be necessary under applicable Law to effect or record the transfer of any Asset for which ownership is evidenced by a certificate of title, if any, to Buyer and to convey to Buyer good and marketable title in such Assets, free and clear of any Liens, other than Permitted Liens;

(c)          the Sellers will execute and deliver to Buyer a Bill of Sale conveying the Assets to Buyer, which is attached hereto as Exhibit A;

(d)          Buyer and the Sellers will execute and deliver to each other an Assignment and Assumption Agreement evidencing the assumption by Buyer of the Assumed Liabilities, which is attached hereto as Exhibit B;

(e)          B G Staff Services Inc. and Beth Garvey will execute and deliver to each other an employment agreement, which is attached hereto as Exhibit C;

(f)          Buyer, the Sellers, and the Escrow Agent will execute and deliver to each other an escrow agreement, which is attached hereto as Exhibit D (the “Escrow Agreement”);

(g)          Buyer, the Sellers and the Sellers’ Landlords, as applicable, will execute and deliver to each other lease assignment agreements with respect to each of the InStaff Offices, in form and substance reasonably satisfactory to Buyer and the Sellers (collectively, the “Lease Assignments”), and the Sellers and the Sellers’ Landlords, as applicable, will deliver to Buyer occupancy to each of the InStaff Offices;

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(h)          the Sellers will deliver to Buyer executed UCC Termination Statements or other evidence satisfactory to Buyer, such as payoff letters, to evidence the full payment and release of any and all Liens on the Assets, including the Liens described in Schedule 1.9(h);

(i)          if and only to the extent provided by and permitted under applicable Law, the Sellers will deliver to Buyer a statement of occasional sale and any other certificates or instruments necessary for the sale and transfer of the Assets to be free of any Transfer Taxes, including, without limitation, a properly completed Statement of Occasional Sale (Texas Comptroller of Public Accounts Form 01-917) executed by each Seller certifying that the transaction qualifies as an “Occasional Sale” within the meaning of Section 151.304(b)(2) of the Texas Tax Code;

(j)          the Sellers will deliver to Buyer all third Person consents that are necessary for the transfer of any Assets, including the Assumed Contracts, in accordance with Section 4.10;

(k)          Buyer will receive certificates and/or other evidence reasonably satisfactory to Buyer from the Sellers and TSIL with respect to the transfer of the Sellers’ equity interests in TSIL to Buyer, effective as of the Closing;

(l)          Buyer and the Sellers will execute and deliver to each other a Transition Services Agreement, which is attached hereto as Exhibit E; and

(m)          the Sellers will deliver to Buyer or otherwise make available the originals or copies of all of the books, Records, ledgers, disks, proprietary information and other data relating to the Assets and the Business and all other written or electronic depositories of information relating to the Assets and the Business, in each case, in the possession or control of the Sellers.

1.10         Further Assurances. At or after the Closing, and without further consideration, the Sellers will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order to carry out the intent of this Agreement, to fully convey and transfer the Assets to Buyer and to put Buyer in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Assets and exercising rights with respect thereto. In furtherance of and without limiting the foregoing, the Sellers and Buyer agree to execute such other further instruments as may be reasonably requested by the other party in order to carry out the intent of this Agreement.

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1.11         Allocation of Purchase Price. Within thirty (30) days after the Adjusted Net Working Capital has become final and binding pursuant to Section 1.7, Buyer shall prepare and deliver to the Sellers a proposed allocation of the Purchase Price (which for purposes of this Section 1.11 shall include any Liabilities required to be treated as part of the Purchase Price for U.S. federal income tax purposes) among the Assets in accordance with Section 1060 of the Code and Section 1.5. For a period of thirty (30) days following the Sellers’ receipt of Buyer’s proposed allocation, the Sellers and Buyer shall work together to seek an agreement on the proposed allocation. If the Sellers and Buyer are unable to reach an agreement regarding such allocation during such thirty (30)-day period (or by such other deadline as the Sellers and Buyer agree in writing), Buyer and the Sellers shall submit their disagreement to the Independent Accounting Firm to be resolved. The final allocation, whether as prepared by Buyer and not timely objected to by the Sellers, as agreed by the parties or as determined by the Independent Accounting Firm (the “Final Allocation”), shall be final and binding on all parties. Except as required pursuant to a “determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or foreign Law) or as otherwise provided herein, the Sellers, Buyer, the Selling Persons and all of their respective Affiliates shall file all Tax Returns in a manner consistent with the Final Allocation and shall take no position inconsistent therewith (including in any amended Tax Returns, claims for refund or audits or examination by any Governmental Body or any other Proceedings) on any Tax Return or in connection with any Proceeding regarding Taxes; provided, however, that nothing herein shall prevent a party from settling any proposed deficiency or adjustment by any Governmental Body based on the Final Allocation and no party will be required to litigate any proposed adjustment by any Governmental Body challenging such Final Allocation. In the event that the Final Allocation is disputed by any Governmental Body, the party receiving the notice of the contest shall provide the other parties with prompt written notice thereof (which in any event shall be provided within thirty (30) days of receiving notice of contest from the Governmental Body). Any fees and expenses of the Independent Accounting Firm to resolve a dispute in accordance with this Section 1.11 shall be borne 50% by the Sellers and 50% by Buyer. To the extent reasonably requested by any party, subject to the foregoing, Buyer and the Sellers shall reasonably cooperate in the filing of any forms with respect to such allocation, including any required amendments to such forms. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation. Any adjustments to the Purchase Price and the Earn-Out Payments, if any, shall be allocated among the Assets as set forth in the Final Allocation.

ARTICLE II
Representations and Warranties of the Sellers

The Sellers hereby represent and warrant to Buyer as follows:

2.1           Organization. The Sellers are entities duly created, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of their creation, formation or organization, and have full power and authority to own or lease their properties and to conduct the Business as presently conducted. The Sellers are duly authorized, qualified or licensed to do business and are in good standing in each state or other jurisdiction in which their assets are located or in which the Business as presently conducted makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Sellers are qualified to do business as a foreign entity in the jurisdictions set forth in Schedule 2.1. Set forth in Schedule 2.1 is a list of all assumed names under which the Sellers operate the Business and all jurisdictions in which any of such assumed names is registered. There is no pending, or to Sellers’ Knowledge threatened, Proceeding for the dissolution, liquidation, insolvency, or rehabilitation of the Sellers.

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2.2           Authority. Seller and the Selling Persons have all requisite power, authority and capacity to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Seller and the Selling Persons that are contemplated by this Agreement (collectively, the “Seller Documents”). The execution, delivery and performance by Seller and the Selling Persons of this Agreement and the other Seller Documents have been duly authorized by all necessary action on the part of the Sellers and the Selling Persons. This Agreement and the other Seller Documents have been duly executed and delivered by the Sellers and the Selling Persons. This Agreement and the other Seller Documents are legal, valid and binding agreements of the Sellers and the Selling Persons, enforceable against the Sellers and the Selling Persons in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding of law or in equity). The Selling Persons are the holders of all of the issued and outstanding equity interests of InStaff Holding and no other Person owns any equity interest in InStaff Holding or has the right to acquire an equity interest in InStaff Holding. InStaff Holding is the holder of all of the issued and outstanding equity interests of InStaff Personnel and no other Person owns any equity interest in InStaff Personnel or has the right to acquire an equity interest in InStaff Personnel.

2.3           Assets.

(a)          Set forth in Schedule 2.3(a) is a complete list of (i) the street address of all real property leased by the Sellers or otherwise used in connection with the Business (the “Real Property”); (ii) each vehicle owned or leased by the Sellers or otherwise used in connection with the Business; and (iii) each fixed asset of the Sellers that is used in the Business. The Sellers do not own any Real Property.

(b)          The Sellers have good and marketable title to all of the Assets they own, or purport to own, and a valid leasehold interest in all leased assets included within the Assets, free and clear of any Liens other than Permitted Liens. The execution and delivery of the Seller Documents by the Sellers at the Closing will convey to and vest in Buyer good and marketable title to the Assets, free and clear of any Liens other than Permitted Liens, or in the case of leased assets, the execution and delivery of the Seller Documents by the Sellers at the Closing will convey to and vest in Buyer a valid leasehold interest, free and clear of any Liens other than Permitted Liens. The Assets, together with the Excluded Assets, constitute all of the assets of the Sellers that are used in or associated with the Business and constitute all assets necessary to carry on the Business as currently conducted. The Assets, including any Assets held under leases or licenses: (i) are in good condition and repair, ordinary wear and tear excepted; and (ii) are in good working order and have been properly and regularly maintained.

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(c)          The Real Property is zoned for a classification that permits the continued use of the Real Property in the manner currently used by the Sellers. There are no actions pending, or to the Sellers’ Knowledge threatened, that would alter the current zoning classification of the Real Property or alter any applicable Laws, covenants, conditions or restrictions that would adversely affect the use of the Real Property in the Business. The Sellers have not received notice from any insurance company or Governmental Body of any defects or inadequacies in the Real Property or the improvements thereon that would adversely affect the insurability or usability of the Real Property or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. No fact or condition exists, or to the Sellers’ Knowledge is threatened, that would result in the discontinuation of necessary utilities or services to the Real Property or the termination of current access to and from the Real Property.

2.4           No Violation. Neither the execution nor delivery of the Seller Documents nor the consummation of the transactions contemplated thereby, including the purchase and sale of the Assets, will conflict with or result in the breach of any term or provision of, require consent or violate or constitute a default (or an event that with notice or lapse of time, or both, would constitute a breach or default) under, or result in the creation of any Lien on the Assets pursuant to, or relieve any Person of any obligation to the Sellers or the Selling Persons or give any Person the right to terminate or accelerate any obligation under, (i) any Organizational Document; or (ii) any Contract, Permit or Law to which the Sellers or the Selling Persons are a party or by which the Sellers or the Selling Persons or any of the Assets or the Business is in any way bound or obligated, except, in the case of clause (ii) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.5           Governmental Consents. Except as set forth on Schedule 2.5, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (each, a “Governmental Body”) is required on the part of the Sellers or the Selling Persons in connection with the transactions contemplated by this Agreement, including the purchase and sale of the Assets.

2.6           Financial Information.

(a)          Attached as Schedule 2.6(a) are true, correct and complete copies of (i) the consolidated audited balance sheets of the Sellers for the years ended December 31, 2012 and 2011, and the consolidated unaudited balance sheet of the Sellers as of April 30, 2013 (the “Latest Balance Sheet”), and the related consolidated audited or unaudited, as applicable, income statements of the Sellers for the corresponding periods then ended (collectively, all of the information above in this clause (i), the “Seller Financial Information”), (ii) a detailed aging summary of the Acquired Accounts Receivable (aged by invoice date and customer) (the “Aged A/R Report”) as of the date of the Latest Balance Sheet, and (iii) a detailed aging summary of the Sellers’ accounts payable (aged by due date) (the “Aged A/P Report”) as of the date of the Latest Balance Sheet. The Seller Financial Information and the footnotes thereto, if any, presents fairly in all material respects the financial condition of the Sellers at the dates specified and the results of their operations for the periods specified and have been prepared in accordance with GAAP and the Sellers’ historical methods of accounting, consistently applied, subject, in the case of the unaudited Seller Financial Information, to normal year-end adjustments that have not been, and are not reasonably expected to be, individually or in the aggregate, material to the Sellers. The Seller Financial Information has been prepared from the books and records of the Sellers, which accurately and fairly reflect in all material respects the transactions of, acquisitions and dispositions of assets by, and incurrence of Liabilities by, the Sellers.

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(b)          The Sellers do not have any Liabilities of the type required to be disclosed in financial statements prepared in accordance with GAAP except for: (i) Liabilities reflected or reserved against on the Latest Balance Sheet; (ii) Current Liabilities incurred in the ordinary course of business, consistent with past practice, after the date of the Latest Balance Sheet; (iii) performance obligations under agreements entered into by the Sellers in the ordinary course of business, consistent with past practice (including the Business Contracts), which, in the case of (ii) and (iii) above, have not had and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; and (iv) Liabilities disclosed on Schedule 2.6(b).

(c)          All Acquired Accounts Receivable that are reflected in the Seller Financial Information represent valid obligations arising from services actually performed by the Sellers, or on behalf of the Sellers, in the ordinary course of business. Except as set forth on Schedule 2.6(c) and subject to any reserves on the Latest Balance Sheet, which reserves were calculated consistent with past practice in the ordinary course of business, (i) no such Acquired Account Receivable is subject to any set-offs or counterclaims, and (ii) each Acquired Account Receivable either has been or will be collected in full, without any setoff or counterclaims, within 120 days after the Closing Date.

2.7           Absence of Certain Changes. Except as set forth in Schedule 2.7, since January 1, 2012 and through the Closing Date, the Sellers have been operated in the ordinary course of business, consistent with past practice, and there has not been: (a) any Material Adverse Effect; (b) any change by the Sellers in their accounting methods, principles or practices relating to the Business; (c) the termination of employment (whether voluntary or involuntary) of any officer or key employee of the Sellers employed in the Business or the termination of employment (whether voluntary of involuntary) of employees of the Sellers employed in the Business in excess of historical attrition in non-executive personnel; (d) any waiver by the Sellers of any material rights related to the Business or the Assets; (e) any other transaction, agreement or commitment entered into or affecting the Business or the Assets, including obligating the Sellers to make acquisitions, dividends or repurchases, bonuses, material increases in compensation, capital expenditures or borrowings outside amounts approved in the Sellers’ budget, except in each case in the ordinary course of business and consistent with past practice; or (f) any agreement or understanding to do or resulting in any of the foregoing.

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2.8           Taxes. Except as set forth on Schedule 2.8, (a) all material Tax Returns required to be filed by the Sellers with respect to the Assets and Business have been timely filed, and all such Tax Returns are true, correct and complete in all material respects; (b) all material Taxes (whether or not shown on any Tax Return) relating to the Assets or the Business that are due and payable have been timely paid; (c) no Tax deficiency has been proposed or assessed against the Sellers related to the Assets or the Business, which is currently pending, and the Sellers have not executed any waiver of any statute of limitations on the assessment or collection of any Tax that is imposed on the Assets or the Business; (d) no Tax Proceeding is now pending, or to the Sellers’ Knowledge is threatened, against the Assets or the Business; (e) no claim has ever been made by a taxing authority in a jurisdiction in which the Sellers do not currently file Tax Returns that the Sellers are or may be subject to Tax by that jurisdiction; (f) the Sellers have withheld or collected from each payment made by Sellers to each of its employees and independent contractors, creditors, stockholders or other third party payees the full amount of any and all Taxes required to be withheld or collected therefrom by Sellers and have timely paid the same to the proper Tax authorities or authorized depositaries; (g) for each periods for which the applicable statute of limitations on the assessment is open, the Sellers have not been a member of an Affiliated Group filing a consolidated federal income Tax Return or combined, consolidated or unitary state income, franchise or margin Tax Return (other than a group the common parent of which was InStaff Holding) and have no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law or as a transferee or successor or by contract (except for any Taxes that are expressly included as Assumed Liabilities). In May of 2013, the Sellers requested a Certificate of No Tax Due from the Texas Comptroller of Public Accounts and tax clearance certificates (or documents to the same effect) from applicable Governmental Bodies in New Mexico (collectively, the “Texas & New Mexico Tax Clearance Certificates”).

2.9           Litigation. Except as set forth on Schedule 2.9, there are currently no pending, or to the Sellers’ Knowledge threatened, lawsuits, administrative Proceedings or reviews, or formal or informal complaints or investigations or inquiries (including grand jury subpoenas) (collectively, “Litigation”) by any individual, corporation, partnership, Governmental Body or other entity (collectively, a “Person”) against the Sellers or to which any of the Assets may be subject. The Sellers are not subject to or bound by any currently existing judgment, order, writ, injunction or decree.

2.10         Compliance with Laws. Except as set forth on Schedule 2.10, the Sellers are currently complying with, and have at all times since January 1, 2010 complied in all material respects with, each applicable statute, law, ordinance, decree, order, rule or regulation of any Governmental Body, including all federal, state, local and foreign laws relating to zoning and land use, occupational health and safety, product quality, product labeling, safety, employment, immigration and labor matters and all rules and regulations relating thereto (collectively, “Laws”).

2.11         Permits. The Sellers own or possess from each appropriate Governmental Body all right, title and interest in and to all permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, “Permits”) issued by any Governmental Body necessary to conduct the Business, except to the extent the failure to own or possess such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Permit is described in Schedule 2.11 and is included within the Assets, and, to the extent permitted by applicable Law, is fully transferable to Buyer without any material modification or payment. No loss or expiration of any such Permit is pending, or to Sellers’ Knowledge threatened, other than expiration in accordance with the terms thereof.

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2.12         Employee Matters.

(a)          Schedule 2.12(a)(i) sets forth a true and complete list of each executive and staff employee of the Sellers (collectively, the “Staff Employees”), and the name, title or job description, and benefits for each Staff Employee. At least three Business Days prior to the Closing Date, the Sellers provided Buyer with a list of the base salary and bonus arrangements (if any) of each Staff Employee and such list is true and complete as of the Closing Date. Schedule 2.12(a)(ii) sets forth a true and complete list of each temporary personnel used by the Sellers in connection with the Business (collectively, the “Temporary Personnel”). There are no independent contractors used or engaged by the Sellers in connection with the Business. The Sellers maintain all forms, records, and other documents required by federal, state and local Law, including Laws relating to immigration, workers’ compensation, Taxes, withholding, earned income credit, unemployment compensation and wage and hour compliance for the Staff Employees and the Temporary Personnel. The Sellers have performed with respect to the Staff Employees and the Temporary Personnel such investigations, background checks, reviews and other inquiries as required by Law.

(b)          The Sellers do not have any collective bargaining, union or labor Contracts with any group of Staff Employees or Temporary Personnel, labor union or employee representative and, to the Sellers’ Knowledge, there is no organizational effort currently being made or threatened by or on behalf of any labor union with respect to the Staff Employees or Temporary Personnel. The Sellers have not experienced, and to the Sellers’ Knowledge there is no basis for, any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the Business. The Sellers have no formal plan or commitment, whether legally binding or not, to increase the compensation payable or to become payable to their directors, managers, officers, Staff Employees or Temporary Personnel.

2.13         Employee Benefit Plans.

(a)          Set forth in Schedule 2.13(a) is a complete and correct list of all “Employee Benefit Plans.” The term “Employee Benefit Plan” means any (a) “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as well as (b) all plans or policies providing for fringe benefits and each other bonus, incentive compensation, deferred compensation, profit sharing, stock purchase, severance, retirement, health, life, accidental death and dismemberment, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, phantom stock, performance share, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), which provides benefits, or describes policies or procedures applicable, to any employee or former employee of the Sellers employed or previously employed in the Business, or any dependent thereof. The Sellers have provided to Buyer a true and complete copy of each Employee Benefit Plan that covers any Staff Employee or Temporary Personnel, or former Staff Employee or Temporary Personnel, or any dependent thereof, all amendments thereto, all written interpretations thereof and the most recently disseminated summary plan description for each Employee Benefit Plan and any summaries of material modifications made after the date thereof. Except as set forth in Schedule 2.13(a), the Sellers have no formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any Staff Employee or Temporary Personnel, or any dependent or beneficiary thereof.

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(b)          With respect to any Employee Benefit Plan that is a “group health plan” within the meaning of Section 607 of ERISA, the Sellers have complied in all material respects with the provisions of ERISA, COBRA and the Health Insurance Portability and Accountability Act of 1996. None of the Employee Benefit Plans is (i) a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA and to which the Sellers or any entity within the same “controlled group” as the Sellers within the meaning of Section 4001(a)(14) of ERISA contribute or have an obligation to contribute or (iii) subject to Title IV of ERISA.

(c)          The Sellers expressly acknowledge that Buyer will not assume any Employee Benefit Plans of the Sellers or take on any Liability relating to any Employee Benefit Plans of the Sellers, except as otherwise expressly stated in this Agreement.

2.14         Business Contracts.

(a)          Schedule 2.14(a)(i) lists each Contract to which the Sellers are parties or beneficiaries or by which the Sellers or any of the Assets is bound or otherwise obligated with respect to providing employment and temporary staffing services (including all customer Contracts, purchase orders and statements of work) (collectively, the “Customer Contracts”). Schedule 2.14(a)(ii) lists each Contract to which the Sellers are parties or beneficiaries or by which the Sellers or any of the Assets is bound or otherwise obligated with respect to the Temporary Personnel (collectively, the “Temporary Personnel Contracts”). Each Customer Contract and each Temporary Personnel Contract represents the entire agreement between the Sellers and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.10, each Customer Contract and each Temporary Personnel Contract will continue to be binding in accordance with its terms following the Closing Date and the closing of the transactions contemplated hereby and will not result in an actual or potential default, or require the payment of any sum of money, under any Customer Contract or any Temporary Personnel Contract (with or without the lapse of time or giving of notice, or both).

(b)          Schedule 2.14(b) lists the following Contracts (collectively, the “Business Contracts”) to which the Sellers are parties or beneficiaries or by which the Sellers or any of the Assets is bound or otherwise obligated, which is not listed in Schedule 2.14(a): (i) Contracts the performance of which involves consideration in excess of $100,000; (ii) real estate leases; (iii) Contracts evidencing, securing or otherwise relating to any Indebtedness for which the Sellers are, directly or indirectly, liable; (iv) capital or operating leases or conditional sales Contracts relating to vehicles, equipment or other assets of the Sellers the performance of which involves consideration in excess of $50,000; (v) Contracts pursuant to which the Sellers are entitled or obligated to either acquire any assets from, or sell any assets to, a third Person the performance of which involves consideration in excess of $100,000; (vi) employment, consulting, noncompetition, non-solicitation, separation, collective bargaining, union or labor Contracts; and (vii) Contracts with or for the benefit of any Selling Person, or any director, manager, shareholder, member, officer or employee of the Sellers employed in the Business, or any Affiliate or immediate family member thereof.

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(c)          The Sellers have delivered to Buyer a true and complete copy of each written Business Contract and a written summary of each oral Business Contract. Each Business Contract is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). The Sellers have performed all of their obligations under each Business Contract, and there exists no breach or default (or an event that with notice or lapse of time, or both, would constitute a breach or default) on the part of the Sellers, or to the Sellers’ Knowledge on the part of any other Person, under any Business Contract. There has been no termination or written notice of default, or to the Sellers’ Knowledge any threatened termination, under any Business Contract. To the Sellers’ Knowledge, no party to any Business Contract intends to alter its relationship with the Business as a result of or in connection with the transactions contemplated by this Agreement.

2.15         Customers. Set forth on Schedule 2.15 is a complete list of the 50 largest customers of the Sellers on a revenue basis for each of the years ended December 31, 2011 and 2012 and the interim period ended on the date of the Latest Balance Sheet (the “Material Customers”), which list indicates the amount of revenues attributable to each such Customer during such periods. None of the Material Customers has notified the Sellers of any intention, or to the Sellers’ Knowledge threatened, to terminate or materially alter its relationship with the Sellers, and the Sellers are not aware of any reason the acquisition of the Business by Buyer would likely terminate or materially alter such relationships. Except as set forth in Schedule 2.15, there has been no material change in pricing or pricing structure (other than changes in the ordinary course of business, consistent with past practice) with any Material Customer, there has been no material reduction in the level of purchases of services by any Material Customer, and there has been no material dispute with a Material Customer, in each case since the beginning of January 1, 2011.

2.16         Intellectual Property Rights. Set forth on Schedule 2.16 is a correct and complete list of all patents, trademarks, service marks, logos, URLs, domain names, trade names, and registered copyrights, and applications for and licenses (to or from the Sellers) with respect to any of the foregoing, and all computer software and software licenses, proprietary information, trade secrets, material and manufacturing specifications, drawings and designs owned by the Sellers and used in the Business, or with respect to which the Sellers have any license or use rights (collectively, “Intellectual Property”); provided that license agreements for mass market software that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements are not listed on Schedule 2.16. Except as set forth in Schedule 2.16, the Sellers have the right to use all Intellectual Property used by the Sellers or necessary in connection with the operation of the Business without infringing on the rights or claimed rights of any Person, and the Sellers are not obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property. All Intellectual Property included within the Assets is fully transferable to Buyer without material modification or payment. To the Sellers’ Knowledge, no Person is infringing upon the rights of the Sellers in any of their Intellectual Property. The Sellers have, and at Closing Buyer will receive, the right to use the names “InStaff Holding Corporation” and “InStaff Personnel, LLC” including derivations thereof, and all trade names, domain names, email addresses and logos used by the Sellers in connection with the Business.

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2.17         Environmental Matters. (a) The properties, operations and activities of the Sellers are, and have been at all times since January 1, 2000, in compliance with all applicable Environmental Laws, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Sellers have obtained or filed all Permits required to be obtained or filed by the Sellers under any Environmental Law in connection with any aspect of the operation of the Business, and the Sellers are in compliance with the terms and conditions of all such Permits; (b) the Sellers have not received any written notices, demand letters or requests for information from any Governmental Body or other Person indicating that the Sellers may be in violation of, or liable under, any Environmental Law; (c) to the Sellers’ Knowledge, no Person or property has been exposed to any Hazardous Substance, and no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law on, to or from any Real Property or as a result of any activity of the Sellers; and (d) this Section 2.17 contains all representations and warranties of the Sellers with respect to all matters involving environmental conditions or regulated under Environmental Laws.

2.18         Competing Interests. Except as set forth in Schedule 2.18, none of the Selling Persons nor any Affiliate of the Selling Persons (each, a “Related Party”) is a party to, or otherwise has any direct or indirect interest opposed to the Sellers under, any Business Contract or other business relationship or arrangement (other than in such Person’s capacity as an employee, director or manager with the Sellers).

2.19         No Brokers. Other than to Duff & Phelps Securities, LLC, the Sellers and the Selling Persons do not have any Liability to pay any brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.

2.20         No Misrepresentations. The representations and warranties made by the Sellers in this Agreement (including the related schedules) are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation or warranty, under the circumstances in which it is made, not misleading.

ARTICLE III
Representations and Warranties of Buyer

Buyer represents and warrants to the Sellers as follows:

3.1           Organization. Buyer is a limited liability company duly created, organized, validly existing and in good standing under the laws of the State of Delaware.

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3.2           Authority. Buyer has all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Buyer that are contemplated by this Agreement (collectively, the “Buyer Documents”). The execution, delivery and performance by Buyer of this Agreement and the other Buyer Documents have been duly authorized by all necessary action on the part of Buyer. This Agreement and the other Buyer Documents have been duly executed and delivered by Buyer. This Agreement and the other Buyer Documents are legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding of law or in equity).

3.3           No Violation. The execution, delivery and performance of this Agreement and the other Buyer Documents by Buyer will not conflict with or result in the breach of any term or provision of, or violate or constitute a default (or an event that with notice or lapse of time, or both, would constitute a breach of default) under, any Organizational Document of Buyer or under any material agreement, order or Law to which Buyer is a party or by which Buyer is in any way bound or obligated.

3.4           Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer in connection with the transactions contemplated by this Agreement, including the purchase and sale of the Assets.

3.5           No Brokers. Buyer does not have any Liability to pay any brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV
Covenants and Agreements

4.1           Acknowledgement by the Parties.

(a)          Buyer specifically acknowledges and agrees that, except for the representations and warranties of the Sellers set forth in this Agreement (including the related schedules) and the other Seller Documents, none of the Selling Persons, the Sellers or any other Person is making any representations or warranties, whether oral or written, express or implied, on behalf of the Selling Persons or the Sellers.

(b)          The Sellers specifically acknowledge and agree that, except for the representations and warranties of Buyer set forth in this Agreement (including the related schedules) and the other Buyer Documents, none of Buyer, its affiliated entities or any other Person is making any representations or warranties, whether oral or written, express or implied, on behalf of Buyer or its affiliated entities.

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4.2           Further Transfers. Each party hereto will execute and deliver such further instruments of transfer and take such additional actions as any other party may reasonably request to effect, consummate, confirm or evidence the transactions described in this Agreement.

4.3           Assistance with Permits and Filings. The Sellers will, with reasonable promptness, furnish Buyer with all information concerning the Sellers that is required for inclusion in any application or filing made by Buyer to or with any Governmental Body in connection with the transactions contemplated by this Agreement, including the purchase and sale of the Assets. The Sellers will use commercially reasonable efforts (at Buyer’s expense, but subject to Article V) to assist Buyer in obtaining any Permits, or any consents to assignment relating thereto, that Buyer will require in connection with the continued operation of the Assets and the Business after the Closing.

4.4           Transaction Costs. Buyer will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. The Sellers will pay all transaction costs and expenses (including legal, accounting and other professional fees) that the Sellers or the Selling Persons incur in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including any brokers’ or finders’ fees or agents’ commissions payable to Duff & Phelps Securities, LLC in connection with this Agreement or the transactions contemplated hereby.

4.5           Staff Employee Matters.

(a)          Effective as of the Closing Date, Buyer may offer employment to the Staff Employees listed on Schedule 4.5. A Staff Employee of the Business to whom an offer of employment is made by Buyer and who accepts such offer will become a staff employee of Buyer on the day such person reports, if at all, to work for Buyer (such a staff employee is hereinafter referred to as a “Transferred Staff Employee”). Each Transferred Staff Employee will be eligible to participate in Buyer’s employee benefit plans (the “Buyer Benefit Plans”) on the same or similar basis as Buyer’s other similarly situated staff employees. Buyer shall have complete and total discretion to establish the wages, hours and terms of employment for all Transferred Staff Employees. The Sellers and the Buyer agree that the alternative procedure described in Section 5 of Revenue Procedure 2004-53, 2004-2 CB 320, shall apply to the Transferred Staff Employees. The Sellers and the Buyer shall reasonably cooperate and provide such information and documentation as each of them may reasonably request of the other to implement the alternative procedure for the Transferred Staff Employees.

(b)          Except as provided above in this Section 4.5, from and after the Closing Date, Buyer (or any legal successor) will have sole discretion over the promotion, retention, termination and other terms and conditions of the employment of the Transferred Staff Employees.

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(c)          The Sellers will be responsible for providing continuation coverage as required by Section 4980B of the Code or similar requirements of state law (“COBRA Continuation Coverage”) for any Staff Employee, former Staff Employee, any current or former Temporary Personnel (to the extent applicable), and their dependents who is a M&A Qualified Beneficiary (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) of the Seller (collectively, the “M&A Qualified Beneficiaries”). Buyer will be responsible for COBRA Continuation Coverage for all Transferred Staff Employees and their dependents who experience a “qualifying event,” within the meaning of COBRA, after the Closing Date. The Sellers further agree and acknowledge that in the event that the Sellers cease to provide a group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then the Sellers shall provide Buyer with (i) written notice of such cessation as far in advance of such cessation as is reasonably practicable under the circumstances (and, in any event, at least 30 days prior to such cessation), and (ii) all information necessary or appropriate for Buyer to offer continuation coverage to such M&A Qualified Beneficiaries should it be legally required to do so.

(d)          Buyer will request that the insurers of Buyer Benefit Plans that are welfare benefit plans (“Buyer’s Welfare Plans”) give the Transferred Staff Employees credit for amounts paid under the corresponding Seller Employee Benefit Plan during the year in which the Closing Date occurs for purposes of applying deductibles, co-payments, and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer Benefit Plan during the applicable plan year, but only to the extent that such credits would not result in any costs to Buyer. Buyer will recognize the service of the Transferred Staff Employees with the Sellers for purposes of (i) eligibility and vesting under Buyer’s Benefit Plans that are retirement plans (the “Buyer’s Retirement Plans”), and (ii) determining vacation accrual rates for the Transferred Staff Employees under Buyer’s vacation policy. Buyer will not be obligated to recognize the service of the Transferred Staff Employees with the Sellers for (1) the accrual of any benefit under Buyer’s Retirement Plans or (2) eligibility under Buyer’s Welfare Plans. The Sellers agree to pay the Transferred Staff Employees any accrued but unused vacation pay under the Sellers’ vacation policy no later than the first regularly scheduled payroll for such Transferred Staff Employees following the Closing Date. Any Liabilities with respect to accrued vacation benefits will be retained by the Sellers.

(e)          This Section 4.5 is an agreement solely between the Sellers and Buyer. Nothing in Section 4.5, whether express or implied, shall be considered to be a Contract between the Sellers or Buyer and any other Person, or shall confer upon any Staff Employee or Temporary Personnel, any staff employee of Buyer, any Transferred Staff Employee or any other Person, any rights or remedies that such Person did not already have, including (i) any right to employment or recall, (ii) any right to continued employment of any specified Person, or (iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever.

(f)          The parties hereby acknowledge that for purposes of this Section 4.5 only, the term “Buyer” shall also be deemed to include B G Staff Services Inc.

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4.6           Transfer Taxes. All sales, use, excise, transfer, recording, stamp, conveyance, value added, or similar taxes resulting from the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne 50% by Buyer and 50% by the Sellers. Buyer and the Sellers shall reasonably cooperate to minimize any such Transfer Taxes. Prior to, or in no event later than Closing, Buyer and the Sellers shall provide to the other copies of any applicable exemption certificates requested by the other and necessary to establish the right to any exemption from Transfer Taxes. Buyer and the Sellers shall thereafter provide the other with any additional exemption certificates and other documentation as may be requested by the other and required by the Governmental Bodies for such purpose. Buyer and the Sellers shall each prepare and file such Tax Returns as such party may be obligated by Law to prepare and file to report and/or pay any Transfer Taxes. If any party is obligated to pay Transfer Taxes (the “Paying Party”), the other party shall pay the Paying Party its portion of such Transfer Taxes at least two (2) Business Days prior to the due date for such Transfer Taxes.

4.7           Tax Responsibility; Tax Information; Tax Proration.

(a)          The Sellers shall be responsible for any and all Taxes of the Sellers resulting from the consummation of the transactions contemplated by this Agreement; provided, that the responsibility for Transfer Taxes shall be determined in accordance with Section 4.6. Buyer shall be responsible for all Taxes, and preparing and timely filing all Tax Returns, imposed on or relating to the Assets and the Business beginning on the Closing Date. If a Claim shall be made by any Taxing Authority or Indemnified Person with respect to Taxes, which, if successful, might result in an indemnity payment pursuant to this Agreement, Buyer or Sellers, as the case may be, shall promptly notify the other upon receipt of notice of such Claim. Sellers shall be entitled to participate at their expense in the defense of and, at their sole option, take control of the complete defense or prosecution of, any Tax audit or administrative or court proceeding relating to Taxes for which Sellers are solely liable pursuant to this Agreement and with respect to which Sellers have acknowledged such liability in writing, including any settlement or other disposition thereof, and to employ counsel of their choice at their sole cost and expense; provided, however, that in controlling the conduct of such audit or assessment, the Sellers shall: (i) keep Buyer reasonably informed regarding the status and progress of such Tax audit or administrative or court proceeding; and (ii) provide to Buyer drafts of any correspondence to any Taxing Authority and consider in good faith any comments of Buyer (or its advisors) on the correspondence. Sellers shall not agree to settle any claim for Taxes for which Buyer is reasonably likely to be liable without the prior consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, provided that such claim for Taxes shall be fully and completely satisfied by payments from Sellers or from the Escrow.

(b)          The Sellers and Buyer will provide the other party with such reasonable cooperation and information as each of them may reasonably request of the other in filing any Tax Return, determining a Liability for Taxes or a right to refund of Taxes or in conducting any Proceeding in respect of Taxes and supporting all applicable exemptions for Transfer Taxes, but only with respect to Taxes imposed upon or related to the Assets, the Business or the consummation of the transactions contemplated by this Agreement. Such cooperation and information shall include providing copies of relevant Tax Returns, or portions thereof, imposed upon or related to the Assets or the Business, together with associated schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

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(c)          With respect to any real property, personal property, ad valorem and other similar tax (“Property Taxes”), including payments in-lieu-of Property Taxes, assessed on any of the Assets for a Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the Liability for such Property Taxes shall be prorated on a daily basis between Buyer and the Sellers as of the Closing Date, with the Sellers being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on the day prior to the Closing Date and the denominator of which is the total number of days in the Straddle Period, and with Buyer being liable for the remainder of such Property Taxes. Prior to the Closing Date, Buyer and the Sellers shall jointly, in good faith, estimate the amount of Property Taxes payable by the Sellers with regard to a Straddle Period pursuant to this Section 4.7(c) (the “Sellers’ Estimated Property Taxes”), and Buyer shall receive a credit against the amount due by Buyer at Closing. Following Closing, Buyer and the Sellers shall promptly provide the other party copies of all notices and other documents that are received that relate to Property Taxes for the Straddle Period. Buyer and the Sellers shall, at their own cost and expense, have the right to dispute in good faith the valuations of Assets that are subject to Property Taxes and/or the imposition of Property Taxes on any of the Assets, provided that the non-disputing party shall not be liable for any amounts in excess of the amounts that it would have owed under this Section 4.7(c) had no such dispute taken place. When the actual amount of Property Taxes are known, Buyer and the Sellers shall cooperate in good faith and readjust the amount of Property Taxes for which the Sellers and Buyer are liable in accordance with this Section 4.7(c) by means of a payment from the Sellers to Buyer or Buyer to the Sellers, as the case may be, in order to true up the Sellers’ Estimated Property Taxes with the actual amounts that are owed by the Sellers.

(d)          The Sellers shall be responsible for all Taxes attributable to the ownership of the stock of TSIL for any taxable year of TSIL that ends on or before the Closing Date and Buyer shall be responsible for all Taxes attributable to the ownership of the stock of TSIL for any taxable year of TSIL that begins after the Closing Date. For the taxable year of TSIL that begins before, and ends after, the Closing Date (the “TSIL Straddle Period”), the Sellers shall reimburse Buyer for all TSIL Taxes paid by Buyer (calculated in accordance with the last sentence of this Section 4.7(d)) by reason of the inclusion in income under Section 951 of the Code with respect to the ownership of stock of TSIL that are attributable to that portion of the TSIL Straddle Period ending on the day prior to the Closing Date. For purposes of apportioning TSIL Taxes between Buyer and the Sellers for the TSIL Straddle Period, TSIL Taxes shall be pro-rated for the TSIL Straddle Period on a daily basis between Buyer and the Sellers with the Sellers being liable for that portion of TSIL Tax equal to the product of (i) the amount of TSIL Tax for the entire TSIL Straddle Period multiplied by (ii) a fraction the numerator of which is the number of days in such period ending on the day prior to the Closing Date and the denominator of which is the total number of days in the TSIL Straddle Period, and with Buyer being liable for the remainder of such TSIL Taxes. TSIL Taxes for the Straddle Period shall be equal to the amount of income inclusion required by Buyer as reflected on the Form 5471 from TSIL multiplied by 35%.

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(i)          Buyer shall provide a copy of the Form 5471 and copies of all other Tax Returns received from TSIL for the TSIL Straddle Period along with a draft of a statement reflecting the computation of the TSIL Tax for the TSIL Straddle Period to the Sellers no later than thirty (30) days after receipt of the Form 5471 from TSIL (the “Buyer TSIL Statement”). The Sellers shall provide any written comments to the Buyer TSIL Statement no later than fourteen (14) days after the Sellers receipt of such statement (the “Sellers’ TSIL Objection Notice”) and Buyer will consider the Sellers’ comments in good faith;

(ii)         If the parties are unable to agree on the TSIL Tax, the matter shall be submitted to the Independent Accounting Firm, who shall determine the appropriate manner for reporting the item(s) in question (with any and all related costs and expenses of the Independent Accounting Firm being borne 50% by the Sellers and 50% by Buyer); and

(iii)        the Sellers shall pay Buyer any TSIL Taxes for the TSIL Straddle Period for which the Sellers are responsible as provided in Section 4.7(d): (1) fifteen (15) days after the Sellers’ deadline to respond to the Buyer TSIL Statement if the Sellers fail to timely deliver the Sellers’ TSIL Objection Notice; (2) fifteen (15) days after Buyer and the Sellers resolve any items of disagreement set forth in a timely delivered Sellers’ TSIL Objection Notice; or (3) fifteen (15) days after the disputes in the Sellers’ TSIL Objection Notice are resolved by the Independent Accounting Firm, as the case may be

(e)          Promptly after the Sellers receive the Texas & New Mexico Tax Clearance Certificates requested pursuant to Section 2.8, the Sellers will deliver a copy of such Texas & New Mexico Tax Clearance Certificates to Buyer. Promptly after the Closing Date, the Sellers will request a tax clearance certificate (or document to the same effect) from applicable Governmental Bodies in Tennessee (the “Tennessee Tax Clearance Certificate”), and promptly after the Sellers receive the Tennessee Tax Clearance Certificate, the Sellers will deliver a copy of such Tennessee Tax Clearance Certificate to Buyer.

4.8           The Sellers’ Post-Closing Existence and Name Change. The Sellers shall remain in existence for at least 2 years following the Closing Date; provided, however, that no later than the tenth Business Day following the Closing, the Sellers will file all documents necessary to change their names (including any “d/b/a’s”) to names bearing no similarity to “InStaff Holding Corporation” or “InStaff Personnel, LLC” and will cease using such names for all purposes.

4.9           [Reserved]

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4.10         Assignment of Assumed Contracts. The Sellers shall use their reasonable best efforts to obtain and deliver to Buyer promptly upon receipt, but not later than 30 days after the Closing Date, all third Person consents that are necessary for the assignment and transfer of the Assumed Contracts, including the Customer Contracts and the Temporary Personnel Contracts, and any other Asset to Buyer without any material change in their respective terms, unless such changes are reasonably acceptable to Buyer. If the Sellers are unable to obtain any such third Person consent, the Sellers shall use their reasonable best efforts to cause such third Person to enter into a new agreement with Buyer upon terms and conditions substantially similar to the applicable agreement between the third Person and the Sellers.

4.11         Accounts Receivable.

(a)          The Sellers shall cooperate with Buyer and use the Sellers’ commercially reasonable efforts to promptly deliver to Buyer any payment received by, or on behalf of, the Sellers with respect to the Acquired Accounts Receivable of the Sellers purchased by Buyer pursuant to this Agreement. To the extent that all or any portion of an Acquired Accounts Receivable purchased by Buyer pursuant to this Agreement is not collected by Buyer within 120 days following the Closing Date, after notice by Buyer to the Sellers to such effect, the Sellers shall promptly purchase such Acquired Accounts Receivable from Buyer for an amount equal to the full amount of such uncollected Acquired Accounts Receivable.

(b)          Buyer shall cooperate with the Sellers and use Buyer’s commercially reasonable efforts to promptly deliver to the Sellers any payment received by, or on behalf of, Buyer with respect to the Excluded Accounts Receivable that are not purchased by Buyer pursuant to this Agreement (or any Acquired Accounts Receivable that are purchased by the Sellers pursuant to the second sentence of Section 4.11(a)). The Sellers may collect payment on the Excluded Accounts Receivable that are not purchased by Buyer pursuant to this Agreement (and on any Acquired Accounts Receivable that are purchased by the Sellers pursuant to the second sentence of Section 4.11(a)); provided, that in pursuing collection of any Acquired Accounts Receivable that are purchased by the Sellers pursuant to the second sentence of Section 4.11(a) and any Excluded Accounts Receivable that are retained by the Sellers, the Sellers agree to use their commercially reasonable efforts to preserve Buyer’s goodwill and ongoing business relationship with any customers of the Business.

(c)          No later than the third Business Day following the Closing Date, the Sellers shall deliver to Buyer an Aged A/R Report and an Aged A/P Report of Seller, in each case as of the Closing Date and substantially in the form set forth in Schedule 2.6(a), and Buyer shall cooperate with the Sellers with respect to producing and delivering these reports to the extent necessary.

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4.12         Financial Statements for Assets. Upon request, the Sellers will promptly prepare and provide to Buyer and its Affiliates such historic financial statements (including footnotes and supporting records and data with respect to the Assets and any required audit of such financial statements by the Sellers’ independent public accountants), and provide such other information and data as are reasonably required for Buyer and its Affiliates to prepare pro forma financial statements with respect to the Assets, in each case as is necessary for Buyer and its Affiliates to file a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), or Form 10 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to satisfy any applicable reporting obligations under Items 2.01 and 9.01 of the Exchange Act, or such other filings with the Securities and Exchange Commission as may be necessary in connection with the Assets to enable Buyer and its Affiliates to file such Form S-1 or Form 10 and to timely satisfy any applicable reporting obligations under the Exchange Act and/or to permit or maintain the effectiveness of any registration statement under the Securities Act. The cost of preparing and providing the foregoing financial statements, information and data and the related audit to Buyer and its Affiliates shall be borne by Buyer, provided that the Sellers shall cooperate with Buyer and its Affiliates and otherwise use commercially reasonable efforts to minimize such cost.

ARTICLE V
Indemnification

5.1           Indemnification of Buyer Indemnitees. Subject to the limitations set forth in this Article V, the Sellers will, jointly and severally, indemnify, defend and hold Buyer, its Affiliates and their respective directors, managers, officers, employees and agents (collectively, the “Buyer Indemnitees”) harmless from any and all Liabilities, obligations, damages, costs and expenses, including all court costs, reasonable Litigation expenses and reasonable attorneys’ fees (collectively, “Losses”) that any Buyer Indemnitee may suffer or incur as a result of or relating to:

(a)          the breach of any representation or warranty made by the Sellers in this Agreement or pursuant hereto;

(b)          the breach of any covenant or agreement made by the Sellers in this Agreement or pursuant hereto; and

(c)          any Liability of the Sellers, other than the Assumed Liabilities, including any Litigation or other third Person claims, relating to or arising from the activities and operations of the Business with respect to any period (or portion thereof) occurring on or prior to the Closing Date;

provided that (1) the Sellers will have no Liability for money Losses under Section 5.1(a) related to breaches of the representations and warranties contained in Article II of this Agreement (other than breaches of a Carved-Out Representation) until the aggregate amount of all Losses exceeds an amount equal to $50,000 (the “Basket”) whereupon the Sellers’ Liability shall relate back to and include the first dollar of the aggregate Losses, (2) the Sellers will have no Liability for money Losses under Section 5.1(a) related to breaches of the representations and warranties contained in Article II of this Agreement (other than breaches of a Carved-Out Representation) in excess of $1,000,000 (the “Cap”), and (3) the Sellers will have no Liability for money Losses under this Section 5.1 arising in respect of a breach of a Carved-Out Representation in excess of the Aggregate Cash Purchase Amount actually received by the Sellers (the “Aggregate Purchase Price Cap”). Notwithstanding the foregoing, the limitations set forth above will not apply to any claims based upon intentional misrepresentation or fraud committed by or on behalf of the Sellers in connection with this Agreement or the transactions contemplated hereby.

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5.2           Indemnification of the Sellers’ Indemnitees. Subject to the limitations set forth in this Article V, Buyer will indemnify, defend and hold the Sellers, their respective Affiliates, and their respective directors, managers, officers, employees and agents (collectively, the “Sellers’ Indemnitees”) harmless from any and all Losses that any Sellers’ Indemnitee may suffer or incur as a result of or relating to:

(a)          the breach of any representation or warranty made by Buyer in this Agreement or pursuant hereto;

(b)          the breach of any covenant or agreement made by Buyer in this Agreement or pursuant hereto; and

(c)          the failure of Buyer to perform and discharge in full, in a due and timely manner, the Assumed Liabilities;

provided that (1) Buyer will have no Liability for money Losses under Section 5.2(a) related to breaches of the representations and warranties contained in Article III of this Agreement until the aggregate amount of all Losses exceeds an amount equal to the Basket whereupon Buyer’s Liability shall relate back to and include the first dollar of the aggregate Losses, and (2) Buyer will have no Liability for money Losses under Section 5.2(a) related to breaches of the representations and warranties contained in Article III of this Agreement in excess of the Cap. Notwithstanding the foregoing, the limitations set forth above will not apply to any claims based upon intentional misrepresentation or fraud committed by or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby.

5.3           Limits on Indemnification; Miscellaneous.

(a)          No Buyer Indemnitee and no Sellers’ Indemnitee (each, an “Indemnitee” and collectively, the “Indemnitees”) shall be entitled to recover any Losses under this Article V to the extent that the applicable Indemnitee has made recovery of such Losses from a Person other than another party to this Agreement (to the extent of such recovery and net of any recovery costs).

(b)          Any specific Loss for which an Indemnitee would otherwise be entitled to indemnification under this Article V will not be an indemnifiable Loss to the extent such Loss is reflected in the calculation of the Purchase Price as finally determined in accordance with Section 1.7.

(c)          In calculating the amount of any Loss under this Article V, the amount of any proceeds actually received by a party seeking indemnification under Section 5.1 or Section 5.2 (each such party, an “Indemnified Party”) under any insurance policy with respect to such Loss, net of any costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted.

(d)          No party shall be liable for punitive or Consequential Damages as a result of a breach of this Agreement; provided, however, that this provision shall not limit an Indemnified Party’s right to indemnification under Section 5.1 or Section 5.2 to recover Losses that arise as a result of (i) a third Person Proceeding against the Indemnified Party for punitive or Consequential Damages, or (ii) claims based upon intentional misrepresentation, fraud or willful misconduct committed in connection with this Agreement or the transactions contemplated hereby.

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(e)          Each of the representations and warranties in Article II and Article III that contains any “material adverse change,” “in all material respects,” or other materiality (or correlative meaning) qualification (other than the representation in Section 2.20) shall be deemed to have been given as though there were no such qualification for purposes of this Article V, including for purposes of determining the amount of Losses and whether any breach of the representations or warranties has occurred.

5.4           Survival.

(a)          Other than the Carved-Out Representations, the representations and warranties of the Sellers contained in Article II of this Agreement and in the Seller Documents will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until twenty-four (24) months following the Closing Date, and will terminate on such date except to the extent that any claim for indemnification in respect of a breach of any such representation or warranty is made on or before such date, in which case such representation or warranty will survive until the resolution of such claim. The Carved-Out Representations will survive the Closing Date until the date of the expiration of the applicable statute of limitations with respect to the matters contained therein (including any waivers or extensions thereof), and will terminate on such date except to the extent that any claims for indemnification in respect of a breach of any such representation or warranty is made on or before such date, in which case such representation or warranty will survive until the resolution of such claim.

(b)          The representations and warranties of the Buyer contained in Article III of this Agreement and in the Buyer Documents will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until twenty-four (24) months following the Closing Date, and will terminate on such date except to the extent that any claim for indemnification in respect of a breach of any such representation or warranty is made on or before such date, in which case such representation or warranty will survive until the resolution of such claim.

(c)          The covenants and agreements of the Buyer and the Sellers contained herein, in the Buyer Documents and in the Seller Documents will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until performance is complete or they otherwise expire, whether by their express terms or as a matter of applicable Law.

(d)          Notwithstanding the foregoing, claims based upon intentional misrepresentation, fraud or willful misconduct committed in connection with this Agreement or the transactions contemplated hereby may be brought at any time.

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5.5           Right of Setoff. The Sellers hereby agree that with respect to any claim for indemnification under Article V or any other breach of Contract claim under this Agreement or any other Seller Document, Buyer is hereby authorized to setoff and apply any and all indemnifiable claims owing by the Sellers to the Buyer Indemnitees against the obligations, if any, owing to the Sellers in respect of this Agreement, including payment of any Purchase Price Adjustment that may have otherwise been payable pursuant to Section 1.7 and any Earn-Out Payment that may have otherwise been payable pursuant to Section 1.6. Such setoff is not the sole and exclusive remedy of Buyer.

ARTICLE VI
Noncompetition; Nonsolicitation

6.1           Noncompetition; Nonsolicitation.

(a)          In consideration of the purchase of the Assets and the Business (and the goodwill associated therewith), the Sellers, NTOF, Beth Garvey, Randy Burkhart, Arthur Hollingsworth and John Lewis each covenant to Buyer that, for a period beginning on the Closing Date and continuing until five years after the Closing Date (the “Non-Competition Period”), without the prior written consent of Buyer (which consent may be withheld in the sole and absolute discretion of Buyer), the Sellers, NTOF, Beth Garvey, Arthur Hollingsworth, Randy Burkhart and John Lewis and each of their respective Affiliates (each, a “Covenanting Person”) will not, directly or indirectly (in any capacity, including as a shareholder, partner, member, investor, lender, principal, director, manager, officer, employee, consultant or agent of any other Person): (i) engage in, or have any financial interest in any other Person that engages in, the business of marketing or providing employment or temporary staffing services to light industrial customers (a “Competing Business”) within the State of Texas, the State of New Mexico, the Memphis, Tennessee metropolitan area, and/or the Southaven, Mississippi metropolitan area; (ii) solicit or influence, or attempt to solicit or influence, any customer or any potential customer of the Business, Buyer or Buyer’s Affiliates, or any Person that is, or during the two-year period preceding the Closing Date was, a purchaser of services from the Sellers, Buyer or Buyer’s Affiliates, to purchase any services from any Competing Business or from any Person other than Buyer or Buyer’s Affiliates; or (iii) solicit, entice, induce or hire any Person who is a staff employee, temporary personnel or independent contractor of the Business, Buyer or Buyer’s Affiliates, or who becomes a staff employee, temporary personnel or independent contractor of the Business, Buyer or Buyer’s Affiliates, to become employed, or used as a temporary personnel or independent contractor, by any other Person or to leave his or her employment with the Business, Buyer or Buyer’s Affiliates or stop serving as a temporary personnel or independent contractor for the Business, Buyer or Buyer’s Affiliates, or approach any such staff employee, temporary personnel or independent contractor for such purpose or authorize or approve the taking of such actions by any other Person.

(b)          Exception. It will not be a violation of the restrictive covenants set forth in Section 6.1(a) for a Covenanting Person to invest in publicly-traded equity securities constituting less than one percent of the outstanding securities of such class.

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(c)          Equitable Relief. The Sellers and the Selling Persons acknowledge and agree that Buyer would be irreparably harmed by any breach of the restrictive covenants set forth in Section 6.1(a), and that, in addition to all other rights and remedies available to Buyer at Law or in equity, Buyer will be entitled to injunctive and other equitable relief to prevent or enjoin any such breach and without the necessity of posting bond. If any Covenanting Person breaches Section 6.1(a), the period of time during which the provisions thereof are applicable to such person and its Affiliates will automatically be extended for a period of time equal to the time that such breach began until such violation permanently ceases.

(d)          Representations. The Sellers and the Selling Persons represent to Buyer that each is willing and able to engage in businesses that are not restricted pursuant to this Section 6.1, and that enforcement of the restrictive covenants set forth in this Section 6.1, will not be unduly burdensome to the Sellers or the Selling Persons. The Sellers and the Selling Persons acknowledge that their agreement to the restrictive covenants set forth in this Section 6.1 is a material inducement and condition to Buyer’s willingness to enter into this Agreement and the other Buyer Documents, to consummate the transactions contemplated hereby and thereby and to perform Buyer’s obligations hereunder and thereunder. The Sellers and the Selling Persons acknowledge and agree that the restrictive covenants and remedies set forth in this Section 6.1, are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).

(e)          Court Modification. Notwithstanding the foregoing, if the restrictive covenants set forth in this Section 6.1 are found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business), then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 6.1 as to time, geographical area and scope of activity, to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).

ARTICLE VII
Miscellaneous

7.1           Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally; (b) on the fifth Business Day after being mailed by certified mail, return receipt requested; (c) the next Business Day after delivery to a recognized overnight courier; or (d) upon transmission and confirmation of receipt by an email or facsimile operator if sent by email or facsimile, to the parties at the following email addresses or facsimile numbers (or to such other address, email address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

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if to Buyer:	with copies to:

LTN Staffing, LLC (d/b/a BG Staffing) 14900 Landmark Blvd., Suite 300 Dallas, Texas 75254 Attention: L. Allen Baker, Jr. Email: abaker@bgstaffing.com	Fulbright & Jaworski L.L.P. 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201 Attention: William P. Bowers Facsimile: (214) 855-8200 Email: bbowers@fulbright.com

if to the Sellers or the Selling Persons	with copies to:

North Texas Opportunity Fund, L.P.

13355 Noel Road, Suite 1750

Dallas, TX 75240

Attention: Arthur W. Hollingsworth and Will Walters

Facsimile: (972) 702-7391
Email: AH@lhequity.com and WillWalters@texasprivateequity.com

Baker & McKenzie LLP 2001 Ross Avenue 2300 Trammell Crow Center Dallas, TX 75201 Attention: Ted Schweinfurth Facsimile: (214) 965-5908 Email: Ted.Schweinfurth@bakermckenzie.com

7.2           Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the parties, each of which will be deemed an original, but all of which together will constitute one and the same instrument. No signature page to this Agreement evidencing a party’s execution hereof will be deemed to be delivered by such party to any other party until such delivering party has received signature pages from all parties signatory to this Agreement.

7.3           Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.

7.4           Severability. Subject to Section 6.1(e), the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any party.

7.5           Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, heirs, devisees, legal representatives and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Sellers or Buyer without the prior written consent of Buyer or the Sellers, as applicable, and any purported assignment or delegation in violation hereof will be null and void; provided, that notwithstanding the foregoing, Buyer may assign this Agreement and any of the provisions hereof to any of its financing sources as collateral security; and provided, further, however, that no such assignment shall release Buyer of any of its obligations thereof set forth in this Agreement. Except pursuant to a collateral assignment as permitted by the preceding sentence, this Agreement is not intended to confer any rights or benefits on any Persons other than the parties hereto, except to the extent specifically provided in Section 6.1 and Article V.

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7.6           Entire Agreement; Amendment. This Agreement, together with the Confidentiality Agreement, dated as of July 13, 2012, by and between Buyer and Duff & Phelps Securities, LLC, and the related documents contained as Exhibits and Schedules to this Agreement or expressly contemplated hereby, contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The Exhibits, Schedules and recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement is sought.

7.7           Specific Performance; Remedies Not Exclusive. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and the granting by any court of the remedy of specific performance of its obligations hereunder without the need to show irreparable harm or to post bond. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

7.8           GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

7.9           Submission to Jurisdiction. Each party submits to the exclusive jurisdiction of any state or federal court sitting in Dallas, Texas, in any Proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the Proceeding may be heard and determined in any such court. Each party also agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Each party waives any right to invoke, and agrees not to invoke, any claim of forum non-conveniens, inconvenient forum, or transfer or change of venue and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.1 (except that service may not be made via email). Each party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by Proceeding on the judgment or in any other manner provided at Law or in equity.

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7.10         Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any party because such party or its legal counsel drafted this Agreement or such provision.

7.11         Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term will be deemed to be followed by the words “without limitation” and accordingly such term does not mean that the items following such term are the only types of such items.

7.12         Certain Definitions. For purposes of this Agreement:

(a)          the term “Acquired Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of the Sellers classified as accounts receivable in the Seller Financial Information, which amounts are less than 90 days past due as of the Closing Date (based upon the date of invoice for such accounts receivable), and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered to customers of the Sellers, which amounts are less than 90 days past due as of the Closing Date (based upon the date of invoice for such accounts receivable); (ii) all other accounts or notes receivable of the Sellers classified as accounts receivable in the Seller Financial Information, which are less than 90 days past due as of the Closing Date (based upon the date of invoice such accounts receivable), and the full benefit of all security for such accounts or notes; and (iii) any claim, remedy or other right related to any of the foregoing;

(b)          the term “Adjusted Net Working Capital” means (i) the Acquired Current Assets, including the Acquired Accounts Receivable, minus (ii) the Acquired Current Liabilities;

(c)          the term “Adjustment Escrow Fund” means the $250,000 deposited at Closing with the Escrow Agent pursuant to Section 1.5;

(d)          the term “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person;

(e)          the term “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. Law;

(f)          the term “Aggregate Cash Purchase Amount” means an amount equal to $9,000,000 plus the Earn-Out Payments (if any) that are earned by the Sellers pursuant to Section 1.6;

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(g)          the term “Business Day” means any day other than (i) Saturday or Sunday; or (ii) any other day on which banks in Dallas, Texas are permitted or required to be closed;

(h)          the term “Carved-Out Representations” means the representations and warranties in Sections 2.1, 2.2, 2.3(b), 2.4, 2.8, 2.18, and 2.19;

(i)          the term “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgates thereunder;

(j)          the term “Consequential Damages” means those Losses that arise solely from the special circumstances of the damaged party that could not have been reasonably foreseen by the breaching party;

(k)          the term “Contract” means any contract, agreement, arrangement, plan, commitment, or other similar understanding, whether written or oral, including all amendments, modifications and supplements thereto;

(l)          the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise;

(m)          the term “Environmental Law” means any federal, state, local or foreign Law, Permit, judgment, requirement or agreement with any Governmental Body relating to: (i) the protection, preservation or restoration of the environment; or (ii) the use, storage, generation, transportation, processing, production, release or disposal of Hazardous Substances, in each case as amended and in effect on the date of the Closing;

(n)          the term “Escrow Agent” means Grand Bank;

(o)          the term “Excluded Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of the Sellers classified as accounts receivable in the Seller Financial Information, which amounts are 90 days or more past due as of the Closing Date (based upon the date of invoice for such accounts receivable), and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered to customers of the Sellers, which amounts are 90 days or more past due as of the Closing Date (based upon the date of invoice for such accounts receivable); (ii) all other accounts or notes receivable of the Sellers classified as accounts receivable in the Seller Financial Information, which are 90 days or more past due as of the Closing Date (based upon the date of invoice for such accounts receivable), and the full benefit of all security for such accounts or notes; and (iii) any claim, remedy or other right related to any of the foregoing;

(p)          the term “GAAP” means generally accepted accounting principles of the United States that are applicable from time to time, as consistently applied in prior periods;

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(q)          the term “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law (including any substance to which exposure is regulated by any Governmental Body or under any Environmental Law as of the Closing Date), including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls;

(r)          the term “Indebtedness” means all outstanding obligations (including all obligations in respect of principal, accrued interest, penalties, fees, expenses and other amounts) of the Sellers (i) for borrowed money (including overdraft facilities); (ii) evidenced by notes, bonds, debentures or similar Contracts; (iii) for the deferred purchase price of property, goods or services, whether or not such amounts are accrued on the Seller Financial Information (other than trade payables incurred in the ordinary course of business); (iv) under capital leases (in accordance with GAAP); (v) in respect of letters of credit and bankers’ acceptances; (vi) for Contracts relating to interest rate protection, swap agreements and collar agreements; and (vii) in the nature of guarantees of the obligations described in clauses (i) through (vi) above of the Sellers;

(s)          the term “Independent Accounting Firm” means Grant Thornton LLP; provided, however, that if such firm is unable or unwilling to perform the services provided for in this Agreement, then the parties shall select another accounting firm of regional or national reputation reasonably acceptable to Buyer and the Sellers for purposes of resolving any disputes pursuant to Section 1.6(e), Section 1.7(b), Section 1.11 or Section 4.7(d);

(t)          the term “InStaff Offices” means the following locations where the Sellers’ engage in the Business as of the date of this Agreement: (i) 8015 Shoal Creek Blvd., Suite 210, Austin, TX 78757; (ii) 5000 Legacy Drive, Suite 350, Plano, TX 75024; (iii) 315 W. 5th Ave., Suite A, Corsicana, TX 75110; (iv) 7610 Stemmons Fwy., Suite 460, Dallas TX 75247; (v) 10961 Gateway West, Suite 330, El Paso, TX 79935; (vi) 7933 N. Mesa, Suite I, El Paso, TX 79912; (vii) 800 E. California, Suite 9, Gainesville, TX 76240; (viii) 2911 Terrell Road, Suite F, Greenville, TX 75402; (ix) 1900 Oates, Suite 134, Mesquite, TX 75150; (x) 7721 Hacks Cross Road, Suite 105, Olive Branch, MS 38637; (xi) 7090 Malco Blvd., Suite 111, Southaven, MS 38671; (xii) 938 Main St., Sulphur Springs, TX 75482; and (xiii) various storage units located in Corsicana, TX, El Paso, TX, Plano, TX, Olive Branch, MS, and Southaven, MS;

(u)          the term “Liability” means any liability, duty, or obligation of any nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due;

(v)         the term “Lien” means any obligation, lien, claim, pledge, security interest, Liability, charge, spousal interest (community property or otherwise), contingency or other encumbrance or claim of any nature;

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(w)          the term “Material Adverse Effect” means any change, event, development or effect that is material and adverse to the assets, financial condition, capitalization, results of operations, Liabilities, rights of the Sellers or the Business taken as a whole, excluding any change, event or effect resulting from: (i) general conditions in the industry in which the Sellers operate or changes in the United States economy generally (in each case, so long as the Sellers are not materially and disproportionately affected thereby); (ii) acts of terrorism, acts of war or the escalation of hostilities; (iii) changes in financial, banking or securities markets, including any disruption thereof and any decline in the price of any security or any market index (in each case, so long as the Sellers are not materially and disproportionately affected thereby); (iv) changes in GAAP; (v) changes in any laws, rules, regulations, orders or other binding directives issued by any Governmental Body; (vi) any action taken by Buyer or the Sellers that is expressly required by this Agreement; (vii) the public announcement of the transactions contemplated by this Agreement; or (viii) any failure by the Sellers to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that this exclusion will not prevent or otherwise affect a determination that any change, event, or effect underlying any such failure has resulted in, or contributed to, a Material Adverse Effect);

(x)          the term “Organizational Document” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto;

(y)          the term “Permitted Liens” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable; (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable and which are not, individually or in the aggregate, material to the Business or the Assets; and (iii) easements, rights or way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Assets and which do not prohibit or materially interfere with the current use of any Real Property in the conduct of the Business.

(z)          the term “Proceeding” means any action, arbitration, audit, hearing, investigation, Litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Body or arbitrator;

(aa)         the term “Records” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form;

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(bb)         “Sellers’ Knowledge” – the Sellers will be deemed to have “Knowledge” of a particular fact or other matter if Beth Garvey, Randy Burkhart and/or Arthur Hollingsworth is actually aware of such fact or other matter, after conducting a reasonable inquiry and investigation concerning the subject matter of the applicable representation or warranty;

(cc)         the term “Sellers’ Landlords” means the Persons serving as landlords under the Sellers’ lease agreements with respect to the InStaff Offices;

(dd)         the term “Target Net Working Capital” means an amount equal to $4,100,000;

(ee)         the term “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto;

(a)          the term “Tax Loss” or “Tax Losses” means any and all Loss or Losses suffered or incurred by Buyer and its Affiliates relating to Taxes of that are Excluded Liabilities for which Buyer and its Affiliates are entitled to indemnification pursuant to Article V;

(ff)         the term “Tax Return” means any return, report, notice or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax;

(gg)         the following terms are defined in the Sections indicated below:

Defined Term	Section
Acquired Current Assets	1.1(c)
Acquired Current Liabilities	1.3
Aged A/P Report	2.6(a)
Aged A/R Report	2.6(a)
Aggregate Purchase Price Cap	5.1
Agreement	Preamble
Annual Gross Profit Statement	1.6(d)
Assets	1.1
Assumed Contracts	1.1(f)
Assumed Liabilities	1.3
Basket	5.1
Business	Recitals
Business Contracts	2.14(b)

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Buyer	Preamble
Buyer Benefit Plans	4.5(a)
Buyer Documents	3.2
Buyer Indemnitees	5.1
Buyer TSIL Statement	4.7(d)
Buyer’s Retirement Plans	4.5(d)
Buyer’s Welfare Plans	4.5(d)
Cap	5.1
Closing	1.8
Closing Date	1.8
Closing Net Working Capital Statement	1.7(a)
COBRA Continuation Coverage	4.5(c)
Seller Financial Information	2.6(a)
Competing Business	6.1(a)
Covenanting Person	6.1(a)
Customer Contracts	2.14(a)
Earn-Out Payment	1.6(a)
Employee Benefit Plan	2.13(a)
ERISA	2.13(a)
Escrow Agreement	1.9(f)
Excluded Assets	1.2
Excluded Current Assets	1.1(c)
Excluded Current Liabilities	1.3
Excluded Liabilities	1.4
Exchange Act	4.12
Excluded Assets	1.2
Final Allocation	1.11
JPM Payment Card Cash	1.1(k)
Governmental Body	2.5
Gross Profit	1.6(c)
Gross Profit Statement	1.6(d)
Indemnified Party	5.3(c)
Indemnitee	5.3(a)
InStaff Holding	Preamble
InStaff Personnel	Preamble
Intellectual Property	2.16
Latest Balance Sheet	2.6(a)
Laws	2.10
Lease Assignments	1.9(g)
Litigation	2.9
Losses	5.1
M&A Qualified Beneficiary	4.5(c)
Material Customers	2.15
Non-Competition Period	6.1(a)
NTOF	Preamble

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Paying Party	4.6
Permits	2.11
Person	2.9
Property Taxes	4.7(c)
Purchase Price	1.5
Purchase Price Adjustment	1.7
Qualifying Event	4.5(c)
Real Property	2.3(a)
Related Party	2.18
Securities Act	4.12
Seller Documents	2.2
Sellers	Preamble
Sellers’ Estimated Property Taxes	4.7(c)
Sellers’ Indemnitees	5.2
Sellers’ TSIL Objection Notice	4.7(d)
Selling Persons	Preamble
Staff Employees	2.12(a)
Straddle Period	4.7(c)
Temporary Personnel	2.12(a)
Temporary Personnel Contracts	2.14(a)
Tennessee Tax Clearance Certificate	4.7(e)
Texas & New Mexico Tax Clearance Certificates	2.8
Transfer Taxes	4.6(a)
Transferred Staff Employee	4.5(a)
TSIL	1.1(j)
TSIL Straddle Period	4.7(d)
Year One	1.6(a)
Year Two	1.6(b)

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

LTN Staffing, LLC (d/b/a BG Staffing)

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and CEO

THE SELLERS:

InStaff Holding Corporation

By:	/s/ Beth Garvey
Name:	Beth Garvey
Title:	CEO

InStaff Personnel, LLC

By:	/s/ Beth Garvey
Name:	Beth Garvey
Title:	CEO

[Signature Page to Asset Purchase Agreement]

THE SELLING PERSONS:

Solely for purposes of Section 1.11 and Article VI of this Agreement:

North Texas Opportunity Fund, L.P.

By: NTOF Capital Partners, LLC, its general partner

By:	/s/ Arthur W. Hollingsworth
Name:	Arthur W. Hollingsworth
Title:	Member

/s/ Randy Burkhart
Randy Burkhart

/s/ Beth Garvey
Beth Garvey

/s/ Arthur W. Hollingworth
Arthur W. Hollingsworth

/s/ John Lewis
John Lewis

[Signature Page to Asset Purchase Agreement]

Exhibits

A	Bill of Sale
B	Assignment and Assumption Agreement
C	Employment Agreement for Beth Garvey
D	Escrow Agreement
E	Transition Services Agreement

Schedules

1.1(d)	Customer Contracts
1.1(e)	Temporary Personnel Contracts
1.1(f)	Assumed Contracts
1.5	Purchase Price and Earn-Out Instructions
1.7(a)	Working Capital Calculation
1.9(h)	Liens
2.1	Foreign Qualifications/Assumed Names
2.3(a)	Assets
2.5	Governmental Consents
2.6(a)	Seller Financial Information
2.6(b)	Undisclosed Liabilities
2.6(c)	Accounts Receivable
2.7	Absence of Certain Changes
2.8	Taxes
2.9	Litigation
2.10	Compliance with Laws
2.11	Permits
2.12(a)(i)	Staff Employees
2.12(a)(ii)	Temporary Personnel
2.13(a)	Employee Benefit Plans
2.14(a)(i)	Customer Contracts
2.14(a)(ii)	Temporary Personnel Contracts
2.14(b)	Other Business Contracts
2.15	Material Customers
2.16	Intellectual Property
2.18	Competing Interests
4.5	Transferred Staff Employees

Exhibit A

Bill of Sale

[See attached.]

Exhibit B

Assignment and Assumption Agreement

[See attached.]

Exhibit C

Employment Agreement for Beth Garvey

[See attached.]

Exhibit D

Escrow Agreement

[See attached.]

Exhibit E

Transition Services Agreement

[See attached.]